SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                 FORM 8-K
                              CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 26, 1995

                       DUNES HOTELS AND CASINOS INC.
            (Exact name of registrant as specified in charter)

                                 New York
              (State or other jurisdiction of incorporation)

       1-4385                                        11-1687244
(Commission File Number)                  (IRS Employer Identification No.)

4045 South Spencer St., Suite 206, Las Vegas, Nevada               89119
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (702) 732-7474

                              Not Applicable
      (Former name or former address, if changed since last report)


Item 5.  OTHER EVENTS.

     On April 26, 1995, Continental California Corporation, a California corporation ("Continental California"), a wholly owned subsidiary of Dunes Hotels and Casinos Inc., a New York corporation (the "Registrant") received a "Notice of Trustee's Sale Under Deed of Trust" scheduling a trustee's sale for May 19, 1995 at 9:00 A.M. of real property owned by Continental California located in San Diego, California. The trustee's sale was scheduled at the direction of "RTC as Receiver for San Antonio Savings" and stated that said sale was to be made "to satisfy the indebtedness secured by said deed of trust, advances thereunder, with interest as provided therein, and the unpaid principal balance due under the "Settlement Agreement Dated June 18, 1988." The Notice of Trustee's Sale Under Deed of Trust stated that "the total amount of the unpaid balance of the obligation secured by the property to be sold and reasonable estimated costs, expenses and advances at the time of the initial publication of the Notice of Sale is: $20,483,558.50 ESTIMATED."

     As reported on the Company's Form 8-K dated April 3, 1995, the Company's motion filed in Federal District Court in San Diego seeking an injunction of the RTC was unsuccessful. The Company has filed a notice appealing the Federal District Court's Order denying the Motion for Preliminary Injunction. Additionally, the

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Company has filed a Motion for Injunction Pending Appeal with the
Federal District Court scheduled by the Federal District Court to be heard May 8, 1995.

     In addition to the foregoing legal remedies being sought by the Company to block the sale of Continental California's real property, the Company is currently considering other legal steps and remedies.

     The source of the RTC's claims against the Company are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1994; see "Item 3. Legal Proceeding and Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                SIGNATURES

     Pursuant to the requirements of the Securities and Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   DUNES HOTELS AND CASINOS INC.
                                           (Registrant)



Dated:  May 4, 1995                By:  /s/ James H. Dale
                                        James H. Dale, Treasurer

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